Technological Cooperation Agreement Regarding the Propagation of
Fish Fry of Nile Tilapia

Part A: Nanhai Keda Hengsheng Aquiculture Co., Ltd.
Part B: Sifa Li (the professor of Shanghai Fisheries University)

          In view of the rapid development of the propagation industry of Nile Tilapia in mainland China, and an active and increased demand for the premium fish fry within the propagation industry of Nile Tilapia, Part A and B agree to enter into a cooperation agreement (the “Agreement”). According to this Agreement, Part A proposes to establish the biggest propagation site for premium fish fry of Nile Tilapia by introducing a leading propagation technology of Nile Tilapia in mainland China. Part B is willing to provide technological support to Part A. Through bilateral negotiations, a technological cooperation agreement regarding the propagation of fish fry of Nile Tilapia is agreed upon by both parties. The detailed cooperation terms are set forth as below:

1.
Part A engages Part B as an advanced technological instructor for Nanhai Keda Hengsheng Aquiculture Co., Ltd. This engagement will become immediately effective upon execution of this agreement on January 1, 2007. This is a long-term engagement with a period no less than 5 years.

2.
Part B will provide Part A with 300 groups of relevant parent fish of New Jifu Nile Tilapia as well as 10 groups of grandparent fish. (This includes 2000 female parent fish and 700 male parent fish.) Part A will compensate Part B for the transfer of parent fish upon the acceptance of parent fish into the fish pond for a lump sum of 200,000(RMB). (Those parent fish will be accepted to the fish fry pond in Wenchang city Wengtian town of Hainan Province, which was set up by Part A.)

3.
During the term of the engagement, Part B is responsible for the propagation of fish fry of Nile Tilapia in the following technological aspects: production of fish fry, preservation and strengthened purification of fish fry, and training of Part A’s related technical staff. (Not less than 2 staff technicians should be trained to do the propagation work independently within 3 years of training by Part B.)

4.
There should be a 3-day on site working by Part B for each month during the term of his engagement with Part A. Part B should be available in answering Part A’s inquiries either through telephone or email in normal business hours. Part A has an exclusive right in accepting Part’s Yi’s technical services within the region of Hainan Province. Part B should refrain from providing related technical services of the propagation of Nile Tilapia and selling or donating parent fish of Nile Tilapia to any unit and individual regardless of such activity is with or without compensation.

5.
During Part B’s engagement, Part A will pay for Part B’s services for a fixed salary of 100, 000(RMB) annually. At the same time, Part A is responsible for purchasing and constructing relevant equipments, tools and facilities according to Part B’s technical specifications.

6.
Part A will be wholly responsible for the operation of the fish fry pond and the success of its own business. Part B has no stake in any and all credit or debt arising out of Part A’s business operations.

7.	Miscellaneous.
a.	Part A and Part B agree to negotiate other terms outside the range of this Agreement as the need arises.
b.	There are two copies of the Agreement, both parties have its own copy.

Part A (Seal):  Nanhai Keda Hengsheng Aquiculture Co., Ltd.
Legal Representative (Signature):
Date of Signature: December 18, 2009

Part B  (Signature): /s/ Sifa Li
Date of signature: December 18, 2009